New Morning Corporation Appoints New Management and Director

RENO, NV--APRIL 6, 2005 Jack J. Guo, Chairman and CEO of New Morning Corporation, (PK: NWMN) announced the departures of Thomas L. Crom and Philip Toy, and the appointment of new senior management and a director.

Charles R. Shirley was named Executive Vice President, Corporate Secretary and director. Mr. Shirley, CEO of Aidan Capital, Houston, Texas, formerly with Salomon Smith Barney, is a Washburn University Law School graduate, and is a board member of Mesa Resort Development Corporation and China Investment Capital Corporation.

Christopher J. Bass was named Chief Operating Officer and Treasurer. Mr. Bass, President of International Finance for Aidan Capital, will be instrumental in NWMNs expansion, operation, management and financing moving forward.

Randy R. Mullins, CPA, was named Chief Financial Officer. Mr. Mullins brings a strong blend of financial experience and entrepreneurial spirit to NWMN, having been CFO for a nutraceutical company and a medical factoring company in Houston. He has also served as CFO to several health care entities.

Mr. Guo also announced John D. Briner, Esq., Vancouver, BC, as General
Counsel.

I thank Messrs. Crom and Toy for their dedicated service. They formed important long-term distribution relationships for our principal diabetes products, stated Mr. Guo. Im looking forward to working with my new team as we expand our marketing and distribution activities in North America.

New Morning Corporation, a Nevada corporation, is a nutraceutical distribution company, merging traditional Chinese medical science with modern research and development practices to combat serious diseases. Its two branded products help diabetics by treating various types of diabetes and complications without side-effects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that express the current beliefs and expectations of our management are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or otherwise implied by such forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update publicly or revise any of the forward-looking statements.
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For more information contact:

At The Company
Jack J. Guo
Jackguo1989@yahoo.com
604-338-1989

Public Relations
Robert Bleckman
Media Contact
713-521-2147

Financial Relations
Joseph Curci
Analyst Info
954-549-4271